Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in the Registration Statements on Forms S-8 (Nos. 333-128430 and 333-147107) and Form S-3 (No. 333-164102) of Builders FirstSource, Inc. of our report dated March 4, 2010, relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in this Form 10 K. We also consent to the references to us under the heading “Selected Financial Data” in this Form 10-K.
/s/ PricewaterhouseCoopers LLP
Dallas, Texas
March 4, 2010